Exhibit 99.1

MEMSIC Announces First-Quarter Sales and Profits

New Products for Commercial and Industrial Markets Entering Introductory Phase

ANDOVER, Mass., May 8, 2012 – MEMSIC, Inc. (NasdaqGM: MEMS), a leading MEMS sensing solution provider, today announced financial results for the first quarter ended March 31, 2012.

•	Revenues rose to $20.0 million from $13.0 million in the 2011 quarter. Total shipments of our sensor products grew to 32.1 million units from 12.6 million units in the prior-year period.

•	Gross margin was 37.1% compared to 38.1% in the 2011 quarter.

•	Operating expenses totaled $6.2 million compared to $6.4 million in the 2011 quarter.

•	GAAP net income was $1.2 million, or $0.05 per diluted share, compared to a net loss of $1.3 million, or $0.06 per diluted share, in the 2011 quarter.

•	EBITDA was $2.5 million, compared to ($0.2) million in the 2011 quarter.

Chairman, President and CEO Dr. Yang Zhao commented, “MEMSIC’s solid first-quarter results were driven by continued strong sales of our magnetic sensor in the smartphone market.  In total, revenues rose 55% year over year. Our outstanding innovations in technology, design and our fast manufacturing responsiveness to surges in market demand, together with continued expense control, contributed to our bottom-line results, producing a profitable quarter despite the persistent price pressures in the industry.

“Due to a significant drop in expected volume in Q2 over Q1 in the smartphone models we were designed into with a large customer, we expect MEMSIC’s Q2 2012 revenues to be flat compared to last year’s period.  Nonetheless, we remain optimistic about our prospects for longer-term design-win expansion into more smartphone models and for revenue diversification into additional customers and regions.  As the market for magnetic sensors is continuously growing towards one billion units per year, we are confident that this short-term reduction in volume will not slow down our product market entry and revenue diversification and that MEMSIC, as a major market player in magnetic products, will resume growth in the coming quarters.”

Dr Zhao continued, “The new fully integrated 3D electronic compass product we are announcing today offers the highest heading accuracy in today’s market.  Along with this new product, we will also release our sensor integration algorithm and software that leverages MEMSIC’S proven 11DOF (Degree Of Freedom) inertial sensing system integration product line, which has been successfully sold into high-precision applications in industrial and avionics for a decade.  This system-level solution outperforms any ‘sensor fusion’ product available in the market today.”

Dr. Zhao concluded, “Over the past years, MEMSIC has been leading technology trends by pioneering MEMS sensor system integration and solution products for a wide range of applications in the industrial and aviation markets. This quarter we are introducing a high-performance mass flow module that exemplifies our groundbreaking work. Targeting home natural gas metering and industrial gas flow control, the product is based on MEMSIC’s proprietary and proven monolithic CMOS MEMS IC thermal sensor technology.  Our high-precision MEMS-based full electronic flow module will offer a superior replacement for the traditional bulky mechanical flow module, and can be easily integrated with MEMSIC’s proven Wireless Sensor Network (WSN) products for smart meter networks.”

Outlook
•	Revenue is expected to be between $14 million and $16 million for the second quarter of 2012.

•	GAAP net loss is expected to be in the range of $0.04 to $0.06 per share for the second quarter of 2012.

•	Average diluted share count for the 2012 second quarter is estimated to be approximately 24.5 million.

Conference Call
Management will hold a conference call and webcast at 5:00 p.m. EDT on Tuesday, May 8, 2012 to review and discuss the Company's results.

What:	MEMSIC 1Q 2012 financial results conference call and webcast

When:	Tuesday, May 8, 2012

Time:	5:00 p.m. EDT

Live Call:	(877) 291-1367, domestic

(914) 495-8534, international

Replay:	(855) 859-2056, pass code 73346507, domestic

(404) 537-3406, pass code 73346507, international

Webcast:	http://investor.memsic.com (live and replay)

About Non-GAAP Financial Information
EBITDA is a measure used by management to evaluate the Company’s ongoing operations and as a general indicator of its operating cash flow (in conjunction with a cash flow statement that also includes, among other items, changes in working capital and the effect of non-cash charges). The Company defines EBITDA as net income, plus interest expense, net of interest income, provision for income taxes, and depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the comparative evaluation of companies. Because not all companies use identical calculations, the Company's presentation of EBITDA and EBITDA per share may not be comparable to similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements.

Pursuant to the requirements of Regulation G, we have provided a reconciliation of EBITDA to GAAP net income as an exhibit to this release.

About MEMSIC, Inc.
MEMSIC, Inc., headquartered in Andover, Massachusetts, provides advanced semiconductor sensors and multi-sensor system solutions based on micro-electromechanical systems (MEMS) technology and sophisticated integration technologies in both the IC level and module level. MEMSIC's unique and proprietary approach combines leading-edge sensor technologies, such as magnetic sensors and accelerometers, with mixed signal processing circuitry to produce reliable, high quality, cost-effective solutions for the mobile phone, automotive, consumer, industrial, and general aviation markets. The company’s shares are listed on the NASDAQ Stock Exchange (NASDAQ GM: MEMS).

Safe Harbor Statement
Statements included in this press release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements for reasons identified under the heading "Risk Factors" in the company's most recent annual report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof, and the company does not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

Source:  MEMSIC, Inc.

Company Contact: Patricia Niu MEMSIC, Inc. Chief Financial Officer 978-738-0900	Investor Contact: Harriet Fried / Jody Burfening LHA (212) 838-3777 ir@memsic.com

MEMSIC, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$36,266,765	$51,914,128
Restricted cash	3,370,034	3,791,189
Short-term investments	21,249,998	6,814,728
Accounts receivable, net of allowance for doubtful accounts of $6,441 as of March 31, 2012 and December 31, 2011
Inventories	10,122,620	11,459,153
Other assets	3,430,284	2,050,787
Total current assets	81,123,331	82,098,889

Property and equipment, net	30,913,810	30,998,489
Long-term investments	2,600,000	2,600,000
Goodwill	604,764	606,976
Intangible assets, net	10,760,461	11,091,532
Other assets	138,641	136,633
Total assets	$126,141,007	$127,532,519

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,546,703	$8,439,605
Accrued expenses	2,143,401	2,630,966
Advance research funding	3,370,034	3,791,189
Current portion of long-term debt	500,000	500,000
Total current liabilities	12,560,138	15,361,760

Note payable to bank, net of current portion	17,430,000	17,430,000
Building liability	8,147,246	8,161,288
Other liabilities	115,582	124,180
Total other liabilities	25,692,828	25,715,468

Stockholders’ equity:
Common stock, $0.00001 par value; authorized, 45,000,000 shares; 23,992,968 and 23,983,813 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	240	240
Additional paid-in capital	101,603,729	101,266,272
Accumulated other comprehensive income	4,287,744	4,363,930
Accumulated deficit	(18,707,631)	(19,908,135)
MEMSIC, Inc. stockholders' equity	87,184,082	85,722,307
Non-controlling interest related to joint ventures	703,959	732,984
Total stockholders' equity	87,888,041	86,455,291
Total liabilities and stockholders’ equity	$126,141,007	$127,532,519

MEMSIC, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31,
	2012	2011

Net sales	$20,017,053	$12,954,920
Cost of goods sold	12,599,954	8,013,199
Gross profit	7,417,099	4,941,721

Operating expenses:
Research and development	1,703,159	2,297,836
Sales and marketing	1,432,299	1,464,746
General and administrative	2,236,071	1,879,892
Depreciation	438,941	374,368
Amortization	396,123	405,935
Total operating expenses	6,206,593	6,422,777
Operating income (loss)	1,210,506	(1,481,056)

Other income:
Interest and dividend income	107,774	83,490
Foreign exchange gain (loss)	(32,263)	190,676
Other, net	13,174	68,576
Total other income	88,685	342,742

Profit (loss) before income taxes	1,299,191	(1,138,314)
Provision for income taxes	68,583	117,394
Net income (loss)	1,230,608	(1,255,708)
Less: net income attributable to non-controlling interests	30,104	72,471
Net income (loss) attributable to MEMSIC, Inc.	$1,200,504	$(1,328,179)

Net income (loss) per common share to MEMSIC, Inc.:
Basic	$0.05	$(0.06)
Diluted	$0.05	$(0.06)

Weighted average shares outstanding used in calculating net income (loss) per common share:
Basic	23,846,864	23,811,058
Diluted	24,344,799	23,811,058

MEMSIC, Inc.
Reconciliation of Net Income (Loss) to Earnings Before Interest, Taxes and
Depreciation and Amortization (EBITDA) (Unaudited)

	Three months ended March 31,
	2012	2011

Net income (loss)	$1,200,504	$(1,328,179)
Interest (income) expense, net	(107,774)	(83,490)
Income tax expense	68,583	117,394
Depreciation and amortization	1,308,152	1,069,320
EBITDA	$2,469,465	$(224,955)